EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

FINANCIAL INVESTORS OF THE SOUTH, INC.

In accordance with the provisions of Sections 103 and 242 of the General Corporation Law of the State of Delaware, we, W. Dan Puckett, Chairman of the Board of Directors of Financial Investors of the South, Inc., and William M. Foshee, Secretary of Financial Investors of the South, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), do hereby certify as follows:

1. The Restated Certificate of Incorporation of the Corporation as heretofore filed and amended shall, upon the filing and recording of this Certificate of Amendment, be further amended as follows:

The first paragraph of Article 4 of the Restated Certificate of Incorporation of the Corporation, as it now exists, is deleted in its entirety, and the following new first paragraph of Article 4 is substituted in lieu thereof:

“4. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 5,500,000, of which five hundred thousand (500,000) shares, par value of $.01 per share, are to be preferred stock (hereinafter called “Preferred Stock”) and five million (5,000,000) shares, par value of $1.00 per share, are to be common stock (hereinafter called “Common Stock”)”

2. Except as otherwise set forth in 1 above, all other provisions of the Corporation’s Restated Certificate of Incorporation shall remain as set forth in the Restated Certificate of Incorporation, as amended up to the date immediately preceding the date of this Certificate of Amendment.

3. That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. That the aggregate amount of capital represented by all issued shares of the Corporation immediately after such amendment will not be less than the aggregate amount of capital represented by all issued shares of the Corporation immediately prior to such amendment.

IN WITNESS WHEREOF, we, W. Dan Puckett, Chairman of the Board of Directors of the Corporation, and William M. Foshee, Secretary of the Corporation, execute this Certificate of Amendment and have caused the corporate seal of the Corporation to be hereunto affixed, as of the 30th day of May, 2000.

FINANCIAL INVESTORS OF THE SOUTH, INC.

By	/s/ W. DAN PUCKETT
W. Dan Puckett Chairman of the Board of Directors

ATTEST:

By	/s/ WILLIAM M. FOSHEE
William M. Foshee Secretary

[CORPORATE SEAL]

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